Exhibit 99.1

American Public Education Reports Fourth Quarter and Full Year 2017 Results

CHARLES TOWN, W.Va., Feb. 27, 2018 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter and year ended December 31, 2017.

Selected Financial Data:

  Fourth quarter 2017 consolidated revenue decreased 1% to $78.1 million, compared to $78.6 million in the same period of 2016.
  Net income for the fourth quarter of 2017 increased to $8.4 million, or $0.51 per diluted share, compared to net income of $6.9 million, or $0.42 per diluted share, in the same period of 2016.

Registrations and Enrollment:

  Net course registrations at APUS decreased approximately 3% in the fourth quarter of 2017, compared to the prior year period. Net course registrations by returning students decreased approximately 3% year-over-year and net course registrations by new students decreased approximately 4% year-over-year in the fourth quarter of 2017.1
  APUS student enrollment decreased 6% year-over-year to approximately 83,400 students as of December 31, 2017.2
  For the three months ended December 31, 2017, new student enrollment at HCN increased by approximately 29% year-over-year and total student enrollment increased by 23% to approximately 2,110 students.3

Financial Results:

Total consolidated revenue for the fourth quarter of 2017 decreased 1% to $78.1 million, compared to total revenue of $78.6 million in the fourth quarter of 2016. Consolidated income from operations before interest income and income taxes in the fourth quarter of 2017 was $12.6 million, compared to consolidated income from operations before interest income and income taxes of $11.3 million in the fourth quarter of 2016. Net income for the fourth quarter of 2017 was $8.4 million, or $0.51 per diluted share, compared to net income of $6.9 million, or $0.42 per diluted share for the fourth quarter of 2016. The weighted average diluted shares outstanding for the fourth quarters of 2017 and 2016 were approximately 16.5 million and 16.3 million, respectively.

For the twelve months ended December 31, 2017, total consolidated revenue decreased 4.4% to $299.2 million, compared to $313.1 million in the prior year period. Consolidated income from operations before interest income and income taxes for the twelve months ended December 31, 2017 was $34.9 million, compared to $38.3 million in the prior year period. Net income for the twelve months ended December 31, 2017 was $21.1 million, or $1.29 per diluted share, compared to net income of $24.2 million, or $1.49 per diluted share in the prior year period. The weighted average diluted shares outstanding for the twelve months ended December 31, 2017 and 2016 were approximately 16.4 million and 16.2 million, respectively.

Total cash and cash equivalents as of December 31, 2017 were approximately $179.2 million, compared to $146.4 million as of December 31, 2016. Capital expenditures were approximately $10.9 million for the twelve months ended December 31, 2017, compared to $13.8 million as of December 31, 2016. Depreciation and amortization was $18.8 million for the twelve months ended December 31, 2017, compared to $19.4 million as of December 31, 2016.

Registrations and Enrollment:

American Public University System[1]
For the three months ended December 31,	2017	2016	% Change
Net Course Registrations by New Students	9,900	10,300	-4%
Net Course Registrations	80,300	83,000	-3%

For the twelve months ended December 31,	2017	2016	% Change
Net Course Registrations by New Students	41,600	45,800	-9%
Net Course Registrations	325,100	345,400	-6%

As of December 31,
APUS Student Enrollment[2]	83,400	88,700	-6%

Hondros College of Nursing[3]
For the three months ended December 31,	2017	2016	% Change
New Student Enrollment	690	533	+29%
Total Student Enrollment	2,110	1,710	+23%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

First Quarter 2018 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates a change in first quarter 2018 consolidated revenues of between a 3% decrease and a 1% increase year-over-year, compared to the first quarter of 2017. The Company expects consolidated net income of between $0.29 and $0.34 per diluted share in the first quarter of 2018.

American Public Education also expects the following results from its subsidiaries in the first quarter of 2018:

  At APUS, net course registrations by new students are expected to decrease between 9% and 12% year-over-year and net course registrations are expected to decrease between 3% and 5% year-over-year. 1
  At HCN, new student enrollment increased by approximately 11% year-over-year and total student enrollment increased by approximately 19% year-over-year for the three months ended March 31, 2018 (Winter 2018).3

Webcast:

A live webcast of the Company's fourth quarter and full year 2017 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 85,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2017	2016
	(Unaudited)

Revenues	$78,085	$78,625
Costs and expenses:
Instructional costs and services	28,648	30,045
Selling and promotional	14,252	14,503
General and administrative	17,399	17,963
Loss on disposals of long-lived assets	535	100
Impairment of goodwill	—	—
Depreciation and amortization	4,616	4,760
Total costs and expenses	65,450	67,371

Income from operations before
interest income and income taxes	12,635	11,254
Interest income	142	5
Income before income taxes	12,777	11,259

Income tax expense	1,825	4,416
Equity investment income (loss)	(2,535)	50
Net income	$8,417	$6,893

Net income per common share:
Basic	$0.52	$0.43
Diluted	$0.51	$0.42

Weighted average number of
common shares:
Basic	16,267	16,099
Diluted	16,466	16,290

	Three Months Ended
Segment Information:	December 31,
	2017	2016
Revenues:
American Public Education, Inc.	$67,928	$71,082
Hondros College of Nursing	$10,157	$7,543
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$10,428	$10,705
Hondros College of Nursing	$2,207	$549

	Twelve Months Ended
	December 31,
	2017	2016
	(Unaudited)

Revenues	$299,248	$313,139
Costs and expenses:
Instructional costs and services	116,161	117,013
Selling and promotional	58,335	59,095
General and administrative	69,024	68,666
Loss on disposals of long-lived assets	2,093	5,970
Impairment of goodwill	—	4,735
Depreciation and amortization	18,776	19,384
Total costs and expenses	264,389	274,863

Income from operations before
interest income and income taxes	34,859	38,276
Interest income	185	116
Income before income taxes	35,044	38,392

Income tax expense	11,493	14,940
Equity investment income (loss)	(2,430)	703
Net income	$21,121	$24,155

Net income per common share:
Basic	$1.30	$1.50
Diluted	$1.29	$1.49

Weighted average number of
common shares:
Basic	16,236	16,068
Diluted	16,380	16,214

	Twelve Months Ended
Segment Information:	December 31,
	2017	2016
Revenues:
American Public Education, Inc.	$265,246	$283,941
Hondros College of Nursing	$34,002	$29,198
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$30,873	$41,916
Hondros College of Nursing	$3,986	$(3,640)

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations , 703.334.3880